                                                      ------------------------
                                                            OMB APPROVAL
                                                      ------------------------
                                                      OMB Number     3235-0145
                                                      Expires: August 31, 1999
                                                      Estimated average burden
                                                      hours per response 14.90
                                                      ------------------------

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                                 Com21, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 205937105
                     ----------------------------------
                              (CUSIP Number)

                                  May 22, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 2 OF 28 PAGES

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

New Enterprise Associates VI, Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware Limited Partnership
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 2 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 3 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     NEA Partners VI, Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 3 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 4 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

NEA Enterprise Associates VII, Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware Limited Partnership
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 4 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 5 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     NEA Partners VII, Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 5 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 6 OF 28 PAGES

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     NEA Presidents' Fund, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware Limited Partnership
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------


                               Page 6 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 7 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     NEA General Partners, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware Limited Partnership
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------


                               Page 7 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 8 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Peter J. Barris
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 8 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 9 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Nancy L. Dorman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 9 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 10 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ronald H. Kase
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 10 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 11 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     C. Richard Kramlich
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 11 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 12 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Arthur J. Marks
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 12 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 13 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Thomas C. McConnell
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 13 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 14 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     John M. Nehra
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 14 of 28 pages

-------------------------------------------------------------------------------

CUSIP NO. 205937105                 13G                 PAGE 15 OF 28 PAGES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Charles W. Newhall III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,915,483
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,915,483
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,915,483
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 15 of 28 pages

ITEM 1(a).  NAME OF ISSUER: Com21, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            750 Tasman Drive, Milpitas, CA 95035.

ITEM 2(a). NAMES OF PERSONS FILING: New Enterprise Associates VI, Limited Partnership ("NEA VI"), New Enterprise Associates VII, Limited Partnership ("NEA VII") and NEA Presidents' Fund, L.P. ("Presidents") (collectively, the "Funds"); NEA Partners VI, Limited Partnership ("NEA Partners VI), which is the sole general partner of NEA VI, NEA Partners VII, Limited Partnership ("NEA Partners VII"), which is the sole general partner of NEA VII, and NEA General Partners, L.P. ("Presidents Partners"), which is the sole general partner of Presidents (collectively, the "GPLPs"); and Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur
            J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), John M. Nehra ("Nehra") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). All of the General Partners are individual general partners of NEA Partners VI, NEA Partners VII and Presidents Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of NEA VI, NEA Partners VI, NEA VII, NEA Partners VII, Presidents, Presidents Partners, Barris, Dorman, Marks, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

ITEM 2(c). CITIZENSHIP: Each of NEA VI, NEA Partners VI, NEA VII, NEA Partners VII, Presidents and Presidents Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value ("Common Stock").

ITEM 2(e).  CUSIP NUMBER: 205937105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [  ] Broker or Dealer registered under Section 15 of the
                     Securities Exchange Act of 1934 (the "Act").

            (b) [  ] Bank as defined in Section 3(a)(6) of the Act.

            (c) [  ] Insurance Company as defined in Section 3(a)(19) of the
                     Act.

            (d) [  ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940.

            (e) [  ] Investment Adviser in accordance with Section
                     240.13d-1(b)(I)(ii)(E).


                               Page 16 of 28 pages

            (f) [  ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

            (g) [  ] A Parent Holding Company, in accordance with Section
                     240.13d-1(b)(1)(ii)(G).

            (h) [  ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act.

            (i) [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

            (j) [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

            Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

ITEM 4.     OWNERSHIP.

            (a) Amount Beneficially Owned: NEA VI is the record owner of
                1,542,629 shares of Common Stock (the "NEA VI Shares") as of December 31, 1998. NEA VII is the record owner of 369,521 shares of Common Stock (the "NEA VII Shares") as of December 31, 1998. Presidents is the record owner of 3,333 shares of Common Stock as of December 31, 1998 (the "Partners Shares"). As the sole general partner of NEA VI, NEA Partners VI may be deemed to own beneficially the NEA VI Shares. As the sole general partner of NEA VII, NEA Partners VII may be deemed to own beneficially the NEA VII Shares. As the sole general partner of Presidents, Presidents Partners may be deemed to own beneficially the Presidents Shares. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, each Fund may be deemed to share the power to direct the disposition and vote of the NEA VI Shares, the NEA VII Shares and the Presidents Shares, for an aggregate of 1,915,483 shares (the "Record Shares").

                As individual general partners of NEA Partners VI, NEA Partners VII and Presidents Partners, the general partners of NEA VI, NEA VII and Presidents, respectively, each of the General Partners may be deemed to own beneficially all of the Record Shares.

            (b) Precent of Class: Each Reporting Person 10.3%. The foregoing percentage is calculated based on the 18,562,903 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Com21, Inc. for the quarter ended September 30, 1998, as adjusted pursuant to Rule 13d-13(d)(1).

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.


                               Page 17 of 28 pages

                (ii) shared power to vote or to direct the vote: 1,915,483 shares for each Reporting Person.

               (iii) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

                (iv) shared power to dispose or to direct the disposition of: 1,915,483 shares for each Reporting Person

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 18 of 28 pages

                                  SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 10, 1999


NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

By:   NEA PARTNERS VI, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner

NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEA PRESIDENTS' FUND L.P.

By:   NEA GENERAL PARTNERS, L.P.


By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


                               Page 19 of 28 pages

NEA GENERAL PARTNERS, L.P.

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


                      *
-----------------------------------------------
Peter J. Barris


                      *
-----------------------------------------------
Ronald H. Kase


                      *
-----------------------------------------------
C.Richard Kramlich


                      *
-----------------------------------------------
John M. Nehra


                      *
-----------------------------------------------
Arthur J. Marks


                      *
-----------------------------------------------
Thomas C. McConnell


                               Page 20 of 28 pages

                      *
-----------------------------------------------
Charles W. Newhall III



                                       *By: /s/ Nancy L. Dorman
                                            -----------------------------------
                                            Nancy L. Dorman, in her individual
                                            capacity and as Attorney-in-Fact


-------------------------------------------------------------------------------
This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13,
1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                               Page 21 of 28 pages

                                                                     EXHIBIT 1
                                  AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Com21, Inc.

    EXECUTED as a sealed instrument this 10th day of February, 1999


NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

By:   NEA PARTNERS VI, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner

NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


                               Page 22 of 28 pages

NEA PRESIDENTS' FUND, L.P.

By: NEA GENERAL PARTNERS, L.P.

By:                      *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEA GENERAL PARTNERS, L.P.

By:                      *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


                      *
-----------------------------------------------
Peter J. Barris


                      *
-----------------------------------------------
Ronald H. Kase


                      *
-----------------------------------------------
C.Richard Kramlich


                      *
-----------------------------------------------
John M. Nehra


                      *
-----------------------------------------------
Arthur J. Marks


                      *
-----------------------------------------------
Thomas C. McConnell


                               Page 23 of 28 pages

                      *
-----------------------------------------------
Charles W. Newhall III



                                       *By: /s/ Nancy L. Dorman
                                            -----------------------------------
                                            Nancy L. Dorman, in her individual
                                            capacity and as Attorney-in-Fact


-------------------------------------------------------------------------------
This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13,
1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.



                               Page 24 of 28 pages

                                                                 Exhibit 2

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                       /s/ Raymond L. Bank
                                       ------------------------------
                                       Raymond L. Bank

                                       /s/ Thomas R. Baruch
                                       ------------------------------
                                       Thomas R. Baruch

                                       /s/ Cornelius C. Bond, Jr.
                                       ------------------------------
                                       Cornelius C. Bond, Jr.

                                       /s/ Frank A. Bonsal, Jr.
                                       ------------------------------
                                       Frank A. Bonsal, Jr.

                                       /s/ James A. Cole
                                       ------------------------------
                                       James A. Cole


                               Page 25 of 28 pages

                                       /s/ Nancy L. Dorman
                                       ------------------------------
                                       Nancy L. Dorman

                                       /s/ Neal M. Douglas
                                       ------------------------------
                                       Neal M. Douglas

                                       /s/ John W. Glynn, Jr.
                                       ------------------------------
                                       John W. Glynn, Jr.

                                       /s/ Curran W. Harvey
                                       ------------------------------
                                       Curran W. Harvey

                                       /s/ Ronald Kase
                                       ------------------------------
                                       Ronald Kase

                                       /s/ C. Richard Kramlich
                                       ------------------------------
                                       C. Richard Kramlich

                                       /s/ Robert F. Kuhling
                                       ------------------------------
                                       Robert F. Kuhling

                                       /s/ Arthur J. Marks
                                       ------------------------------
                                       Arthur J. Marks

                                       /s/ Thomas C. McConnell
                                       ------------------------------
                                       Thomas C. McConnell

                                       /s/ Donald L. Murfin
                                       ------------------------------
                                       Donald L. Murfin

                                       /s/ H. Leland Murphy
                                       ------------------------------
                                       H. Leland Murphy


                               Page 26 of 28 pages

                                       /s/ John M. Nehra
                                       ------------------------------
                                       John M. Nehra

                                       /s/ Charles W. Newhall III
                                       ------------------------------
                                       Charles W. Newhall III

                                       /s/ Terry L. Opdendyk
                                       ------------------------------
                                       Terry L. Opdendyk

                                       /s/ Barbara J. Perrier
                                       ------------------------------
                                       Barbara J. Perrier

                                       /s/ C. Vincent Prothro
                                       ------------------------------
                                       C. Vincent Prothro

                                       /s/ C. Woodrow Rea, Jr.
                                       ------------------------------
                                       C. Woodrow Rea, Jr.

                                       /s/ Howard D. Wolfe, Jr.
                                       ------------------------------
                                       Howard D. Wolfe, Jr.

                                       /s/ Nora M. Zietz
                                       ------------------------------
                                       Nora M. Zietz


                               Page 27 of 28 pages

                             POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.


                                       /s/ Peter J. Barris
                                       ---------------------------------
                                       Peter J. Barris


                                       /s/ Debra E. King
                                       ---------------------------------
                                       Debra E. King


                                       /s/ Peter T. Morris
                                       ---------------------------------
                                       Peter T. Morris


                                       /s/ Hugh Y. Rienhoff, Jr.
                                       ---------------------------------
                                       Hugh Y. Rienhoff, Jr.


                                       /s/ Alexander Slusky
                                       ---------------------------------
                                       Alexander Slusky


                                       /s/ Louis B. Van Dyck
                                       ---------------------------------
                                       Louis B. Van Dyck


                               Page 28 of 28 pages